CURRENT REPORT FOR ISSUERS SUBJECT TO THE

1934 ACT REPORTING REQUIREMENTS

FORM 8-K

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act

July 20, 2005

Date of Report

(Date of Earliest Event Reported)

AXM PHARMA, INC.

(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7251 West Lake Mead Blvd., Suite 300,

Las Vegas, NV 89128

(Address of principal executive offices (zip code))

(702) 562-4155

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a - 12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13d-4(c))

Section 5 – Corporate Governance and Management

Item 5.02: Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

In June 2005, we became aware of a lawsuit filed in the U.S. District Court for the Central District of California by a company known as Apex Associates, which alleged that on or around May 2004, Peter Cunningham, our former Chief Executive Officer and until yesterday, President of International Sales and Marketing, entered into a consulting agreement with Apex.  The agreement allegedly requires Apex to provide strategic licensing and marketing advisory services to us in consideration for 50,000 stock options at $5.24 per share, the fair market value at the time the agreement was allegedly entered into and $900,000 over approximately five years.  Mr. Cunningham never informed senior management or our board of directors of the agreement.  In fact, we did not learn of the alleged agreement until we received the complaint filed by Apex’s attorney.  At present, we dispute the validity of the agreement since it was never approved by our board of directors and does not contain terms that we believe are consistent with similar agreements with consultants providing similar services in our sector.  As a result, we have engaged counsel to defend the lawsuit vigorously.  However, should we be required to acknowledge the agreement, we may be required to amend certain past periodic filings made pursuant to the Securities Exchange Act of 1934, to disclose the existence of the agreement as one of our obligations.  We currently do not believe that any restatement of our past financial statements would be required since we have paid most of the invoices presented by Apex; it was our understanding, based on representations by Mr. Cunningham, that Apex was a consultant whom we paid only when services were actually performed, and we were never aware of the existence of the alleged agreement with Apex.  We have also made sufficient accruals for future payments.  Additionally, we are currently considering conducting an internal investigation into the circumstances of the Apex agreement, as well as conduct by Mr. Cunningham while in our employ.  Due to Mr. Cunningham’s unacceptable conduct in connection with the Apex agreement and possible other transactions, we terminated him for cause on July 20, 2005.

Section 9 – Financial Statements and Exhibits

Item 9.01:  Financial Statements and Exhibits

(c) Exhibits

Exhibit No.

Description

99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

AXM Pharma, Inc. By: /s/ Chet Howard Chet Howard, CEO